Exhibit 99.2

VASCO Data Security International, Inc.

Q3 2011 Earnings Conference Call

Prepared Remarks

October 27, 2011

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for 3rd quarter 2011. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Q3 2011 Earnings Conference Call	October 27, 2011

The third quarter of 2011 was the second best quarter ever in VASCO’s history in terms of revenue. Revenues for Q3 were $41.4 million, an increase of approximately 57% compared to 3rd quarter of 2010. For the first nine months of 2011, our revenues were $119.6 million, an increase of 59% over the first nine months of 2010.

The growth in revenues for the third quarter 2011 was driven by strong growth from both our banking and our enterprise and application security markets. As we projected, enterprise and application security revenue for the third quarter is getting back on track, with significant growth compared to the third quarter of 2010. Revenues from the banking market increased 68% for the quarter and 83% for the first nine months of 2011 compared to the same periods in 2010. Revenues from the enterprise and application security market grew 24% for the quarter, but declined 2% for the first nine months of 2011 compared to the same periods in 2010.

The growth in enterprise and application security market in combination with an improved mix of product sold in our banking market resulted in gross margins of 67% third quarter compared to 62% in the first half 2011. The gross margins of 67% for the quarter and 64% for the first nine months of 2011 compare to 71% and 70% for the comparable periods in 2010. Jan and Cliff will comment in more detail on gross margins as a percentage of revenue in their prepared remarks.

Q3 2011 was our 35th consecutive positive quarter in terms of operating income. Operating income as a percentage of revenue was approximately 18% of revenue for the quarter and 13% for the nine months ended September 30, 2011. Excluding the amortization of our purchased intangible assets, operating income as a percentage of revenue was approximately 19% of revenue for the quarter and 14% for the nine months ended September 30, 2011.

Cash balances at September 30, 2011 totaled $77.5 million compared to $84.6 million at June 30, 2011. As you may know, VASCO has no debt and our strong balance sheet gives us the flexibility to take advantage of new opportunities as they arise to strengthen our product line and our market position.

Our core business is doing very well. In brief, we are delivering what we have reported to you during the last few quarters. We are convinced that 2011 will be a very strong year from a revenue perspective and expect that our revenue for the full year will be the best in our company’s history.

Q3 2011 Earnings Conference Call	October 27, 2011

Q3 revenues from our banking business continued to show strong growth over the same periods in the prior year. It is clear, we believe, that the banks are back. We believe that our enterprise and application security markets are back too. After a weak performance in the first two quarters, these markets showed strong growth in Q3 on both a sequential (Q3 2011 over Q2 2011) and a year-over-year basis (Q3 2011 over Q3 2010).

Throughout the year, we have been investing in our DIGIPASS as a Service, or DPS, platform. DPS is our cloud-based authentication platform that provides our customers with the ability to deploy two-factor authentication more quickly and less expensively than might be the case when compared to our core product sales and licensing models. It also allows our customers to log onto a larger number of Internet sites using strong two-factor authentication than is possible today under a purchase or license model. Through the end of the third quarter we continue to invest in that platform with the expectation that it will not generate significant revenues in 2011. We expect that it will take time for the market to understand and embrace the DPS model.

Looking forward, we believe that banking will remain a strong growth catalyst for VASCO’s core business. We are also convinced that our enterprise and application security business will keep improving. Adding to our core business, we believe that our DIGIPASS as a Service business will start to provide meaningful incremental revenue in the years ahead and expect that DPS will generate high gross profit margins, which will help us return to the higher margins we have enjoyed previously.

In summary, we are very pleased with our Q3 results.

Unfortunately, we experienced a painful incident during Q3 that forced us to take drastic measures regarding our former subsidiary DigiNotar.

As you know, DigiNotar was forced to file for bankruptcy in September 2011 due to a very unfortunate hacking incident and the response of the Dutch government.

Our investment in DigiNotar didn’t turn out as we anticipated. At the end of the third quarter we announced that we expected that the losses on the disposal of DigiNotar would range from approximately $3.3 million to $4.8 million. Of this amount, $4.0 million has been booked in Q3 2011.

Q3 2011 Earnings Conference Call	October 27, 2011

We also announced that we would report the foregoing losses on the disposal of DigiNotar, together with the results of operation of DigiNotar through the date of its filing for bankruptcy, as a discontinued operation. Cliff will give you more details in his prepared remarks.

Please remember that the previously mentioned estimates related to the losses on the disposal of DigiNotar did not include any provision for possible claims which might be asserted against VASCO. Currently, we have no knowledge about any claims against VASCO.

We expect that the DigiNotar episode will not have any effect on VASCO’s core DIGIPASS, VACMAN and IDENTIKEY authentication business.

The technological infrastructures of VASCO and DigiNotar were completely separated, meaning that there is no risk for infection of VASCO’s strong authentication business.

While we do not plan to continue the certificate authority business, or CA, which was DigiNotar’s core product, we expect that we will be able to use the intellectual property acquired from DigiNotar to strengthen our core authentication and DIGIPASS as a Service product lines in the future. As you may know from our public filings on January 14, 2011 related to the acquisition, we acquired DigiNotar’s intellectual property in an asset transaction, which was then followed by a share purchase agreement through which we acquired DigiNotar’s stock. As a result, the intellectual property we acquired is not impacted by DigiNotar’s filing for bankruptcy.

It is time for us to turn this page and to look ahead. VASCO is a very healthy company. We are convinced that our market strategy and our execution is correct. Our core business is doing very well. In addition, we believe that the DigiNotar incident will result in little to no delay to our DPS business.

I would also like to thank and congratulate VASCO’s people who kept focused on their core tasks during the DigiNotar incident. Thanks to their professionalism, we are able to report a very strong third quarter.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke:

Q3 2011 Earnings Conference Call	October 27, 2011

Thank you, Ken.

Ladies and gentlemen, as Ken already mentioned, the third quarter of 2011 was a very strong quarter.

Also as noted earlier by Ken, we not only continued to show strong revenue growth over the comparable quarters in 2010, but we were also able to improve our gross profit margins compared to the first half of 2011. As noted in our previous earnings conference calls, our revenue growth in the first half of 2011 was driven by large deals in the banking market, which have lower margins. During the same period, revenues from our enterprise and application security market, which have higher gross margins, declined. The mix of business from our two primary markets along with higher freight costs needed to meet delivery schedules resulted in lower overall gross margin rates than we enjoyed in prior periods.

Also, as noted in our previous quarters’ calls, however, we expected that our margins would improve as we grew our business in the Enterprise and Application Security market and improved our control over our production and delivery processes. We were able to make progress in both of those areas in Q3 2011.

As Ken noted earlier, our banking market shows continued strength. As you know, banks bring us large volume orders, with lower margins. We never were more successful in banking than at this moment and we do not expect the activity in the banking market to decline.

The recent turmoil in the Western European banking sector does not appear to have had a negative impact on our business. Western Europe is a very mature market for VASCO and the banks continue to place orders to secure their customers’ Internet banking accounts.

In fact, it appears that the current turmoil related to banks in Western Europe may be helping to strengthen our business in that market. It appears that customers are opening more accounts than ever before. It also appears that the banks are focusing more on their core activities, such as retail banking. For the banks, online banking is the most cost effective channel to do business with their retail customers. This means that they need to have adequate security.

We also believe that there is lot of growth potential in the banking market in new or emerging markets for VASCO. While those markets have their own challenges, they are not impacted by the sovereign debt issues associated with the banks in Western Europe.

Q3 2011 Earnings Conference Call	October 27, 2011

Our non-banking markets, consisting of enterprise security and application security, showed solid growth in Q3, after two weaker quarters. Some recent wins in application security, especially in the gaming vertical, have brought our application security business back up to speed. In enterprise security, the positive trend in business activity that was already visible in Q2, has been confirmed. We expect to show continued growth in Q4 of 2011.

In brief, we see steady growth again in our non-banking business. We do not expect a slowdown.

As noted earlier, another factor affecting our performance for the first six months of 2011 was the high transport costs for our goods from the factories to the customer. After the financial crisis, the rapidly increasing demand in banking forced us to accelerate production quite abruptly from the second half of 2010 onwards. In production of micro-electronics, the availability of components such as plastic, LCD screens, batteries and similar items is crucial. We were able to meet our customers’ demand. Of course, this meant that we worked with very tight delivery schedules and deadlines. As a result, we had to transport the bulk of our deliveries by air, instead of less expensive transportation by ship. We have taken decisive action, which is already visible in Q3. Furthermore, we expect that the share of air transport in our shipment costs will go back to pre-crisis levels in the future.

As Ken already mentioned, we keep investing in our services strategy. We are convinced that this future-oriented business model will become an important source of revenue and high margins for VASCO in future periods.

One of the key programs that we expect will support future growth in both our core business and our DIGIPASS as a Service product line is the ability to place our technology on a number of different platforms. That technology remains dormant until the owner of the device (a company in the case of enterprise security or an individual consumer in the case of DIGIPASS as a Service) wants to use strong two-factor authentication when logging onto applications using the Internet. When that decision is made, we can activate the dormant DIGIPASS quickly for a relatively low fee. Our Dormant DIGIPASS strategy is evolving quickly in two primary areas, the DIGIPASSPlus and DESS.

Our DIGIPASSPlus strategy is to add a second identity to the DIGIPASS products that we sell into the market today. The first identity on the DIGIPASS is used for a dedicated application. The second identity on the DIGIPASS can be used for various other applications. We believe that the DIGIPASSPlus product will be attractive to customers in the banking and gaming markets.

Q3 2011 Earnings Conference Call	October 27, 2011

Our DESS, or embedded DIGIPASS strategy, is to embed a dormant DIGIPASS into the products of leading vendors. After Intel, we signed a contract with Option, embedding DIGIPASS into their 3G USB modem. In this case, DIGIPASS is embedded in the ARM-processor, the leading micro processor for smart phones.

In the coming year, we expect to have tens of millions of dormant DIGIPASS in the market.

Overall, we will continue to focus on the execution of our business plans. As we did in the past, even during the heights of the DigiNotar incident, we expect do so in the future. Our people are focused on their core tasks. Training is ongoing, which gives us a strong and seasoned team.

Thank you,

Thank you, Jan.

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

Before I get started with the numbers in detail, I would like to make a comment on the accounting for DigiNotar. The loss on the disposal of DigiNotar, as well as the loss on operations of DigiNotar through the date of its disposal, is being reported in a single line item on the income statement, which is labeled net income (loss) from discontinued operations. Similarly, the remaining assets and liabilities related to the discontinuance of DigiNotar have been consolidated into single line items on the balance sheet in the current asset and current liability sections. As a result of accounting for DigiNotar as a discontinued operation, which will be discussed separately, all of the other numbers that we will discuss on the call today will be the results of continuing operations. Those numbers, both for the quarter and year-to-date have been restated to exclude the impact of DigiNotar from each line item being reported.

As noted earlier by Ken, revenues for the third quarter of 2011 were $41.4 million, an increase of $15.1 or 57% from the third quarter of 2010. For the first nine months, revenues were $119.6 million, an increase of $44.6 million or 59% from the comparable period in 2010.

Q3 2011 Earnings Conference Call	October 27, 2011

The increase in revenue in the third quarter reflected a 68% increase in revenues from the banking market and a 24% increase in revenues from the enterprise and application security market. For the nine months ended September 30, 2011, the increase reflected an 83% increase in revenues from the banking market partially offset by a 2% decline from the enterprise and application security market.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates of the Euro and Australian dollar to the US dollar. We estimate that revenues were $2.9 million higher for the third quarter and $5.1 million higher for the first nine months of 2011 than they would have been had the exchange rates in 2011 been the same as in 2010.

Due to the strong growth in revenues from the banking market, the percentage of total revenue coming from the enterprise and application security market decreased as a percentage of total revenue for both the third quarter and first nine months of 2011 when compared to 2010. Revenues from the enterprise and application security market were 19% of revenue for the third quarter and 17% of revenue for the first nine months of 2011 compared to 24% of total revenue for the third quarter and 28% of total revenue for the first nine months of 2010.

With the strength of the banking business in the European markets through the first half of 2011, the percentage of revenue coming from Europe has increased in 2011 compared to the same periods in 2010. The geographic distribution of our revenue for the first nine months of 2011 was approximately 72% from Europe, 9% from the U.S., 7% from Asia and the remaining 12% from other countries. Through the first nine months of 2010, approximately 68% of our revenue was from Europe, 9% from the U.S., 9% from Asia and the remaining 14% was from other countries.

As noted earlier by Ken, our gross profit margins were 67% and 64% of revenue for the third quarter and first nine months of 2011, respectively, compared to 71% and 70% of revenue for the comparable periods in 2010. The decrease in the gross profit margin for the third quarter of 2011 compared to 2010 primarily reflects:

•	a decrease in the percentage of our total revenue that came from the enterprise and application security market,

•	an increase in the percentage of our total revenue that came from sales of card readers, and

•	an increase in non-product costs associated with the customization and expedited delivery of products,

partially offset by

Q3 2011 Earnings Conference Call	October 27, 2011

•	the positive impact on revenue and gross profit of changes in foreign currency rates.

The decrease in the gross profit margin for the first nine months of 2011 compared to 2010 primarily reflects the same factors noted for the comparison of the third quarter plus lower gross profit margins generated from revenues in the banking market and a decrease in non-hardware revenues as a percentage of total revenue.

As noted earlier, revenue from our enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 19% of our total revenue for the third quarter and 17% of revenue for the first nine months of 2011 compared to 24% and 28% for the third quarter and first nine months of 2010, respectively.

Card readers, which can have a lower gross profit margin that is approximately 10 to 20 percentage points lower than other hardware-related margins due to competitive pricing pressures, were 21% and 22% of our revenue for the third quarter and first nine months of 2011, respectively, compared to 15% for both the third quarter and first nine months of 2010.

The decline in gross profit margin on revenues from the banking market for the nine months ended September 30th reflected an increase in large orders sold to the banking market in the first six months of 2011 compared to 2010. The reduction in the gross profit margin related to the larger orders is consistent with our approach to pricing, which is to offer lower average selling prices per unit for large volume purchase orders.

Non-hardware revenue, which can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of the hardware units sold, was 22% of revenue for the first nine months of 2011 and compares to approximately 26% of total revenue for the first nine months of 2010, respectively.

As noted on previous conference calls, the majority of our inventory purchases are denominated in U.S. Dollars. Also, as previously noted, our sales are denominated in various currencies including the Euro and Australian Dollar. As the U.S. Dollar has weakened, when compared to the Euro and Australian Dollar in the same periods in the prior year, revenue from sales made in Euros and Australian Dollars increased, as measured in U.S. Dollars, without a corresponding change in cost of goods sold. As noted earlier, the impact from changes in currency rates are estimated to have increased revenue by approximately $2.9 million for the third quarter and $5.1 million first nine

Q3 2011 Earnings Conference Call	October 27, 2011

months of 2011. Had the currency rates in 2011 been equal to the rates in 2010, the gross profit margin would have been approximately 2.5 percentage points lower for the quarter and 1.6 percentage points lower for the nine months ended September 30, 2011.

On a consolidated basis, our operating expenses for the quarter and nine months ended September 30, 2011 were $20.3 million and $60.4 million respectively, an increase of $4.3 million or 27% from the third quarter of 2010 and an increase of $12.5 million or 26% for the nine months ended September 30, 2011. The increase in consolidated operating expenses was primarily related to the impact of our hiring program in 2010, our acquisition of Alfa & Ariss in April of 2011, the acquisition of intangible assets from both DigiNotar and Alfa & Ariss, and the impact of changing currency exchange rates.

Our average headcount for the third quarter and first nine months of 2011 were 12% and 13% higher, respectively, than the same periods in 2010.

Operating expenses associated with the acquisition of Alfa & Ariss were approximately $0.2 million and $0.4 million for the third quarter and first nine months of 2011, respectively.

Operating expenses for the third quarter and first nine months of 2011 included $0.5 million and $1.5 million of expenses related to amortization of purchased intangible assets, respectively, compared to $0.1 million and $0.3 million of amortization expense for the third quarter and first nine months of 2010, respectively.

We estimate the changes in currency exchange rates, primarily the strengthening of the Euro and Australia Dollar compared to the U.S. Dollar, increased our operating expenses by $1.9 million and $3.3 million for the third quarter and nine months ended September 30, 2011, respectively, compared to the same periods in 2010.

Operating income for the third quarter of 2011 was $7.4 million, an increase of $4.9 or 196% from the $2.5 million reported in the third quarter of 2010. For the first nine months, operating income was $15.7 million in 2011, an increase of $10.9 million or 227% from the $4.8 million reported in 2010.

Operating income as a percent of revenue, or operating margin, was 18% for the third quarter and 13% for the first nine months of 2011. In 2010, our operating margins were 10% for the quarter and 6% for the first nine months.

Q3 2011 Earnings Conference Call	October 27, 2011

We reported income tax expense of $1.3 million for the third quarter and $3.4 million for the first nine months of 2011. The effective tax rate was 18% for the third quarter and 21% for the first nine months of 2011.

For 2010, the Company reported income tax expense of $0.9 million for the third quarter and $1.5 million for the first nine months. The effective tax rate reported in 2010 was 28% for the third quarter and 27% for the nine month period ended September 30th. The expected tax rate for the full year 2010, excluding the benefit of $0.3 million of discrete items related to the adjustment of prior year’s tax provisions, was 32% at September 30, 2010.

The increase in the tax expense for the third quarter and first nine months is attributable to an increase in pretax profits partially offset by a decrease in the effective tax rate. The effective rates for both 2011 and 2010, excluding the impact of discrete items, reflect our estimate of our full-year tax rate at the end of the third quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the third quarter of each year as well as the geographic distribution of where we expect the income to be earned. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, we expect that the effective rate will increase.

We reported an after-tax loss from discontinued operations $3.7 million and $5.6 million for the quarter and nine months ended September 30, 2011, respectively. The loss for the quarter reflected a loss on the disposal of DigiNotar of $4.0 million partially offset by income from DigiNotar’s operations of $0.3 million. The loss for the nine months ended September 30, 2011, included the same $4.0 million loss from disposal and a $1.6 million loss from operations. The loss on disposal primarily included the complete write off of all goodwill and the write off of all intangible assets related to the purchase of the stock of DigiNotar. We did not write off any of the intangible assets that we purchased prior to the purchase of DigiNotar’s stock. As noted earlier, we believe that we will be able to strengthen our authentication product lines using the PKI technology we acquired from DigiNotar.

The makeup of our workforce as of September 30, 2011 was 363 people worldwide with 172 in sales, marketing and customer support, 135 in research and development and 56 in general and administrative. The average headcount for the third quarter of 2011, excluding DigiNotar staff, was 40 persons or 12% higher than the average headcount for the third quarter of 2010. The average headcount for the first nine months of 2011, also excluding DigiNotar staff, was 42 persons or 13% higher than the average headcount for the same period in 2010.

Q3 2011 Earnings Conference Call	October 27, 2011

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter of 2011. As of September 30, 2011, our net cash balance was $77.5 million, a decrease of $7.1 million or approximately 8%, from $84.6 million at June 30, 2011, and a decrease of $8.0 million or 9%, from $85.5 million at December 31, 2010. The decrease in cash from June 30, 2011, was attributable to an unfavorable change in exchange rates and an increase in other key elements of working capital.

At September 30, 2011 we had working capital of $99.2 million, an increase of $5.3 million or 6%, from $93.9 million at June 30, 2011 and an increase of $2.3 million, or 2% from $96.9 million reported at December 31, 2010. The increase in working capital from December 31, 2010 was primarily related to the income from operations partially offset by the cost of the acquisition of DigiNotar and Alfa & Ariss.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

I think I can safely say that Q3 was a very successful quarter for our authentication business. Revenue growth was outstanding, up 57% over Q3, 2010 and up 59% YTD when compared to the first nine months of 2010. Gross margin showed improvement and, while the margin will be variable in the short term, we expect gross margin to improve over the long term based on our investments in new products and cloud-based authentication and PKI services. Operating margins showed significant improvement and earnings per share were strong. We are optimistic about the business and VASCO’s future.

Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever.

Now, guidance.

We would now like to address our revised guidance for the full-year 2011.

Q3 2011 Earnings Conference Call	October 27, 2011

•

First, we expect that revenue growth from continuing operations will be in the range of 45% to 55% for the full-year 2011 over full-year 2010, as compared to expected full-year revenue growth of more than 40% announced at the end of the second quarter of 2011, and

•

Second, we expect that operating margins from continuing operations, excluding expenses related to the amortization of acquisition-related intangible assets, for full-year 2011 will be in the range of 13% to 16% of revenue, compared to 8% to 12% of revenue announced at the end of the second quarter of 2011.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: